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                                                                    EXHIBIT 4.13

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                      COMMON SECURITIES GUARANTEE AGREEMENT


                           FLEETWOOD ENTERPRISES, INC.


                         Dated as of [__________], 2002

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                      COMMON SECURITIES GUARANTEE AGREEMENT

         This COMMON SECURITIES GUARANTEE AGREEMENT (the "Common Securities Guarantee"), dated as of [___________], 2002, is executed and delivered by Fleetwood Enterprises, Inc., a Delaware corporation (the "Guarantor"), for the benefit of the Holders (as defined herein) from time to time of Common Securities (as defined in the Declaration) of Fleetwood Capital Trust II, a Delaware statutory business trust (the "Issuer").

         WHEREAS, pursuant to an Amended and Restated Declaration of Trust (the "Declaration"), dated as of [_________], 2002, among the trustees named therein, the Guarantor, as Sponsor, and the holders from time to time of undivided beneficial interests in the assets of the Issuer, the Issuer is issuing on the date hereof [_______] Common Securities, having an aggregate stated liquidation amount of $[_________];

         WHEREAS, as incentive for the Holders to purchase the Common Securities, the Guarantor desires to irrevocably and unconditionally agree, to the extent set forth in this Common Securities Guarantee, to pay to the Holders of the Common Securities the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein; and


         WHEREAS, the Guarantor is also executing and delivering a preferred securities guarantee agreement (the "Preferred Securities Guarantee") in substantially identical terms to this Common Securities Guarantee for the benefit of the holders of the Preferred Securities (as defined in the Declaration), except that if an event of default under the Indenture has occurred and is continuing, the rights of holders of the Common Securities to receive Guarantee Payments under this Common Securities Guarantee are subordinated to the rights of holders of Preferred Securities, to receive Guarantee Payments under the Preferred Securities Guarantee.


         NOW, THEREFORE, in consideration for the purchase by each Holder of Common Securities, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Common Securities Guarantee for the benefit of the Holders.

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

         SECTION 1.1. DEFINITIONS AND INTERPRETATION. In this Common Securities Guarantee, unless the context otherwise requires:

                  (a) Capitalized terms used in this Common Securities Guarantee but not defined in the preamble above shall have the respective meanings assigned to them in this Section 1.1;

                  (b) Terms defined in the Declaration as of the date of execution of this Common Securities Guarantee shall have the same meanings when used in this

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         Common Securities Guarantee unless otherwise defined in this Common
         Securities Guarantee;

                  (c) A term defined anywhere in this Common Securities Guarantee shall have the same meaning throughout;

                  (d) All references to "the Common Securities Guarantee" or "this Common Securities Guarantee" are to this Common Securities Guarantee as modified, supplemented or amended from time to time;

                  (e) All references in this Common Securities Guarantee to Articles and Sections are to Articles and Sections of this Common Securities Guarantee unless otherwise specified; and

                  (f) A reference to the singular includes the plural and vice versa.

         "Cash Offer Common Securities Guarantee" has the meaning given to that term in the Indenture.

         "Cash Offer Debentures" has the meaning given to that term in the Indenture.

         "Cash Offer Preferred Securities Guarantee" has the meaning given to that term in the Indenture.

         "Debentures" means the series of convertible subordinated debt securities of the Guarantor designated the [____]% Convertible Trust II Subordinated Debentures Due [___________, _____] held by the
Property Trustee of the Issuer and issued under the Indenture.


         "EXISTING COMMON SECURITIES GUARANTEE" has the same meaning as given to that term in the Indenture.

         "EXISTING DEBENTURES" has the same meaning as given to that term in the Indenture.


         "Existing Indenture" means the Indenture dated as of February 10, 1998 between the Guarantor and The Bank of New York, as trustee, under which the Existing Debentures were issued.


         "EXISTING PREFERRED SECURITIES GUARANTEE" has the same meaning as given to that term in the Indenture.

         "FLEETWOOD COMMON STOCK" means shares of Fleetwood Enterprises, Inc., common stock, par value $1.00 per share.

         "GUARANTEE PAYMENTS" means the following payments or distributions, without duplication, with respect to the Common Securities, to the extent not paid or made by the Issuer: (i) any accumulated and unpaid Distributions (as defined in the Declaration) that are required to be paid on the Common Securities to the extent the Issuer shall have funds available therefor; (ii) the amount payable upon redemption of the Common Securities to the extent the Issuer shall have funds available therefor, with respect to any Common Securities called for redemption by the Issuer; and (iii) upon a liquidation of the Issuer, the lesser of (a) the aggregate of the liquidation amount and all accumulated and unpaid Distributions on the Common Securities to the date of payment, to the extent the Issuer has funds available therefor, and (b) the amount of assets of the Issuer remaining available for distribution to Holders of the Common Securities (in either case, the "Liquidation Distribution").

         "HOLDER" shall mean any holder, as registered on the books and records of the Issuer, of any Common Securities.

         "INDENTURE" shall mean the Indenture dated as of [_________], 2002, by and between the Guarantor and The Bank of New York, not in its individual capacity but solely as trustee, and


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any indenture supplemental thereto pursuant to which the Debentures are to be issued to the Property Trustee of the Issuer.


         "SENIOR INDEBTEDNESS" means (a) any liability of the Guarantor (1) for borrowed money or under any reimbursement obligation relating to a letter of credit, surety bond or similar instrument, (2) evidenced by a bond, note, debenture or similar instrument, (3) for obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (4) for the payment of money relating to a capitalized lease obligation, or (5) for the payment of money under any Swap Agreement; (b) any liability of others described in the preceding clause
(a) that the Guarantor has guaranteed or that is otherwise its legal liability; and (c) any deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above, unless, in the instrument creating or evidencing any such liability referred to in clause (a) or (b) above or any such deferral, renewal, extension or refunding referred to in clause (c) above or pursuant to which the same is outstanding, it is expressly provided that such liability, deferral, renewal, extension or refunding is subordinate in right of payment to all other indebtedness of the Guarantor or is not senior or prior in right of payment to the Debentures or ranks PARI PASSU with or subordinate to the Debentures in right of payment; and PROVIDED that the Debentures shall not constitute Senior Indebtedness; and PROVIDED, FURTHER, that Senior Indebtedness shall not include any indebtedness or guarantees between or among the Guarantor or its affiliates, including all debt securities or guarantees in respect of those debt securities issued to any trust (including the Issuer), trustee of a trust (including the Issuer), partnership, limited liability company or other person affiliated with the Guarantor that is a financing vehicle of the Guarantor (a "Financing Entity") in connection with the issuance by such Financing Entity of preferred securities unless otherwise expressly provided in the instrument creating or evidencing such indebtedness, debt securities or guarantees, as the case may be, or pursuant to which the same is outstanding. For avoidance of doubt, none of the Preferred Securities Guarantee, this Common Securities Guarantee, the Cash Offer Debentures, the Cash Offer Preferred Securities Guarantee, the Cash Offer Common Securities Guarantee, the Existing Debentures, the Existing Preferred Securities Guarantee or the Existing Common Securities Guarantee shall constitute
Senior Indebtedness. The Indenture does not limit or prohibit the incurrence of Senior Indebtedness by the Guarantor. Senior Indebtedness may include debt securities, indebtedness and other obligations that constitute "Senior Indebtedness" for purposes of (and which are therefore senior in right of payment to) the Debentures but which are subordinate in right of payment to certain other indebtedness and obligations of the Guarantor. In that regard, the Guarantor may issue other debt securities or incur other indebtedness or obligations which are referred to or designated as "subordinated" securities, indebtedness or obligations but which may constitute Senior Indebtedness for purposes of the Indenture.


         "SWAP AGREEMENT" means any financial agreement designed to manage the Guarantor's exposure to fluctuations in interest rates or credit conditions, currency exchange rates or commodity prices, including without limitation swap agreements, option agreements, cap agreements, floor agreements, collar agreements, credit swaps and forward purchase agreements.


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                                   ARTICLE II

                                    GUARANTEE

         SECTION 2.1. GUARANTEE. The Guarantor irrevocably and unconditionally agrees, to the extent set forth herein, to pay in full to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by the Issuer), as and when due, regardless of any defense, right of set-off or counterclaim which the Issuer may have or assert. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders.

         SECTION 2.2. SUBORDINATION. If an event of default under the Indenture has occurred and is continuing, the rights of Holders of the Common Securities to receive Guarantee Payments under this Common Securities Guarantee are subordinated to the rights of Holders of Preferred Securities to receive Guarantee Payments under the Preferred Securities Guarantee.

         SECTION 2.3. WAIVER OF NOTICE AND DEMAND. The Guarantor hereby waives notice of acceptance of this Common Securities Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Issuer or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

         SECTION 2.4. OBLIGATIONS NOT AFFECTED. The obligations, covenants, agreements and duties of the Guarantor under this Common Securities Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

                  (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Common Securities to be performed or observed by the Issuer;

                  (b) the extension of time for the payment by the Issuer of all or any portion of the Distributions, the amount payable upon redemption, the Liquidation Distribution or any other sums payable under the terms of the Common Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Common Securities (other than an extension of time for payment of Distributions, the amount payable upon redemption, the Liquidation Distribution or other sum payable that results from the extension of any interest payment period on the Debentures permitted by the Indenture);

                  (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Common Securities, or any action on the part of the Issuer granting indulgence or extension of any kind;

                  (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of


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         creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting the Issuer or any of the assets of the Issuer;

                  (e) any invalidity of, or defect or deficiency in, the Common Securities;

                  (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

                  (g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 2.4 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

There shall be no obligation of the Holders or any other Person to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

         SECTION 2.5. RIGHTS OF HOLDERS. The Guarantor expressly acknowledges that any Holder of Common Securities may institute a legal proceeding directly against the Guarantor to enforce its rights under this Common Securities Guarantee, without first instituting a legal proceeding against the Issuer or any other Person.

         SECTION 2.6. GUARANTEE OF PAYMENT. This Common Securities Guarantee creates a guarantee of payment and not of collection.

         SECTION 2.7. SUBROGATION. The Guarantor shall be subrogated to all (if any) rights of the Holders of Common Securities against the Issuer in respect of any amounts paid to such Holders by the Guarantor under this Common Securities Guarantee; PROVIDED, HOWEVER, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Common Securities Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Common Securities Guarantee. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

         SECTION 2.8. INDEPENDENT OBLIGATIONS. The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Common Securities and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Common Securities Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 2.4 hereof.

         SECTION 2.9. CONVERSION. The Guarantor acknowledges its obligation to issue and deliver shares of Fleetwood Common Stock upon the conversion of the Common Securities.


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                                   ARTICLE III

                    LIMITATION OF TRANSACTIONS; SUBORDINATION


         SECTION 3.1. LIMITATION OF TRANSACTIONS. So long as any Common Securities remain outstanding, if (i) the Guarantor has exercised its option to defer interest payments on the Debentures and such deferral is continuing, (ii) the Guarantor shall be in default with respect to its payment or other obligations under this Common Securities Guarantee or any event of default under the Declaration or (iii) there shall have occurred and be continuing any event that, with the giving of notice or the lapse of time or both, would constitute an event of default under the Indenture, then (a) the Guarantor shall not declare or pay dividends on, or make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (A) (i) purchases or acquisitions of shares of the Guarantor's capital stock (or capital stock equivalents) in connection with the satisfaction by the Guarantor of its obligations under any officers, directors or employee benefit plans existing on the date hereof (or any options or other instruments issued thereunder) or the satisfaction by the Guarantor of its obligations pursuant to any contract or security existing on the date hereof requiring the Guarantor to purchase shares of the Guarantor's capital stock (or capital stock equivalents), (ii) purchases of shares of the Guarantor's capital stock (or capital stock equivalents) from officers, directors or employees of the Guarantor or its subsidiaries pursuant to employment agreements existing on the date hereof or upon termination of employment or retirement, (iii) as a result of a reclassification, combination or subdivision of the Guarantor's capital stock or the exchange or conversion of one class or series of the Guarantor's capital stock for another class or series of the Guarantor's capital stock, (iv) dividends or distributions of shares of common stock on common stock, (v) the purchase of fractional interests in shares of the Guarantor's capital stock pursuant to the conversion or exchange provisions of such capital stock or any security being converted or exchanged into such capital stock, (vi) purchases or other acquisitions of common stock in connection with a dividend reinvestment or other similar plan existing on the date hereof, or (vii) any dividend or distribution of capital stock (or capital stock equivalents) in connection with the implementation of a stockholders rights plan existing on the date hereof, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, or (B) guarantee payments made with respect to any of the foregoing), (b) the Guarantor shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Guarantor that rank PARI PASSU with or junior to the Debentures and (c) the Guarantor shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Preferred Securities Guarantee, this Common Securities Guarantee, the Cash Offer Preferred Securities Guarantee or the Cash Offer Common Securities Guarantee).

         SECTION 3.2. RANKING. Subject to Section 2.2 hereof, this Common Securities Guarantee will constitute an unsecured obligation of the Guarantor and will rank (i) subordinate and junior in right of payment to all Senior Indebtedness of the Guarantor, (ii) PARI PASSU in right of payment with the most senior preferred or preference stock now or hereafter issued by the Guarantor, of which, as of the date hereof, there is none outstanding, with any guarantee now or hereafter entered into by the Guarantor in respect of any preferred or preference stock of any affiliate of the Guarantor, and with the Debentures, the Cash Offer Debentures and the Cash Offer Common Securities Guarantee, (iii) senior to the Existing Debentures, the Existing Preferred Securities Guarantee and the Existing Common Securities Guarantee and (iv) senior to the Fleetwood Common Stock. Solely for purposes of ranking and priority with respect to the Existing Debentures, the Existing Preferred Securities Guarantee and the Existing Common Securities Guarantee, this Common Securities Guarantee shall be deemed "Senior Indebtedness," as such term is defined in the Existing Indenture, the Existing Preferred Securities Guarantee and the Existing Common Securities Guarantee, respectively. The terms of the Common Securities provide that each holder of Common Securities by


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acceptance thereof agrees to the subordination provisions and other terms of the
Guarantee relating thereto.

                                   ARTICLE IV

                                   TERMINATION

         SECTION 4.1. TERMINATION. This Common Securities Guarantee shall terminate as to each Holder upon (i) full payment of the amount payable upon redemption of such Holder's Common Securities, (ii) the distribution of the Fleetwood Common Stock to such Holders in respect of the conversion of such Holder's Common Securities into the Fleetwood Common Stock or (iii) the distribution of the Debentures to the Holders of all of the Common Securities, and will terminate completely upon full payment of the amounts payable in accordance with the Declaration upon liquidation of the Issuer. Notwithstanding the foregoing, this Common Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any Holder of Common Securities must restore payment of any sums paid under the Common Securities or under this Common Securities Guarantee.

                                    ARTICLE V

                                  MISCELLANEOUS

         SECTION 5.1. SUCCESSORS AND ASSIGNS. All guarantees and agreements contained in this Common Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Common Securities then outstanding. Except in connection with any permitted merger or consolidation of the Guarantor with or into another entity or any permitted sale, transfer or lease of the Guarantor's assets to another entity, the Guarantor may not assign its rights or delegate its obligations under the Common Securities Guarantee without the prior approval of the Holders of at least 66-2/3% of the aggregate stated liquidation amount of the Common Securities then outstanding.

         SECTION 5.2. AMENDMENTS. Except with respect to any changes that do not materially adversely affect the rights of Holders (in which case no consent of Holders will be required), this Common Securities Guarantee may be amended only with the prior approval of the Holders of at least 66-2/3% in aggregate stated liquidation amount of all the outstanding Common Securities. The provisions of
Section 12.2 of the Declaration with respect to meetings of Holders of the Securities apply to the giving of such approval.

         SECTION 5.3. NOTICES. All notices provided for in this Common Securities Guarantee shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by registered or certified mail, as follows:

                  (a) if given to the Issuer, in care of the Regular Trustees at the Issuer's mailing address set forth below (or such other address as the Issuer may give notice of to the Holders of the Common Securities):


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                                    Fleetwood Enterprises, Inc.
                                    3125 Myers Street
                                    Riverside, California 92503
                                    Attention:  Fleetwood Capital Trust II
                                                Regular Trustees

                  (b) if given to the Guarantor, at the Guarantor's mailing address set forth below (or such other address as the Guarantor may give notice of to the Holders of the Common Securities):

                                    Fleetwood Enterprises, Inc.
                                    3125 Myers Street
                                    Riverside, California 92503
                                    Attention:  General Counsel

                  (c) if given to any Holder of Common Securities, at the Holder's address set forth on the books and records of the Issuer.

         All such notices shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid, except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

         SECTION 5.4. BENEFIT. This Common Securities Guarantee is solely for the benefit of the Holders and is not separately transferable from the Common Securities.

         SECTION 5.5. GOVERNING LAW. THIS COMMON SECURITIES GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.




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         THIS COMMON SECURITIES GUARANTEE is executed as of the day and year first above written.

                                       FLEETWOOD ENTERPRISES, INC.,
                                                as Guarantor


                                       By:
                                          -------------------------------------
                                          Name:
                                          Title: